Elevation Oncology Reports First Quarter 2022 Financial Results and Highlights Recent Company Progress

●	Initial seribantumab clinical data from Phase 2 CRESTONE study selected for oral presentation at ASCO 2022

●	David Dornan, PhD appointed Chief Scientific Officer, bringing deep oncology R&D and drug development expertise to further Company’s continued focus on future pipeline expansion throughout 2022 and beyond

●	Cash, cash equivalents and marketable securities totaling $132.1 million expected to fund current operations into the fourth quarter of 2023

NEW YORK, May 5, 2022 -- Elevation Oncology, Inc. (Nasdaq: ELEV), a clinical stage biopharmaceutical company focused on the development of precision medicines for patients with genomically defined cancers, today announced financial results for the quarter ended March 31, 2022, and highlighted recent progress.

“CRESTONE is an important study for both Elevation Oncology and for patients with NRG1 fusions, a genomically defined patient population with no approved therapies addressing the unmet medical need. We are honored for the opportunity to share the initial and first ever clinical data of seribantumab in this patient population through an oral presentation at the American Society of Clinical Oncology (ASCO) 2022 Annual Meeting in June 2022.” said Shawn M. Leland, PharmD, RPh, Founder and Chief Executive Officer of Elevation Oncology. “In addition to executing on CRESTONE, we are building an industry-leading team, led by people like Dr. David Dornan, our newly appointed Chief Scientific Officer, who brings a wealth of cancer drug development experience to advance our mission of maximizing the potential of seribantumab and building out an industry-leading precision oncology pipeline. Together with our diagnostic and academic partners, we look forward to advancing the field of precision oncology by expanding upon our operational platform and continuing to make genomic testing results therapeutically actionable.”

Recent Progress and Highlights

Seribantumab

●	Initial CRESTONE data selected for oral presentation at ASCO 2022. ASCO abstracts to be published on May 26, 2022 at 5:00PM ET. The presentation, scheduled for June 7, 2022, from 9:45AM-12:45PM CT, will highlight initial clinical data from approximately 10 patients from Cohort 1 in the ongoing Phase 2 CRESTONE study evaluating seribantumab at 3 grams weekly in patients with solid tumors harboring NRG1 gene fusions.

Corporate

●	David Dornan, PhD appointed Chief Scientific Officer. In March, Elevation Oncology announced the appointment of Dr. Dornan, PhD, as the Company’s first Chief Scientific Officer, bringing deep oncology R&D and drug development expertise and further strengthening the leadership team.

Expected Upcoming Milestones and Operational Objectives

●	Initial Phase 2 CRESTONE data to be presented in an oral presentation at ASCO 2022.
●	Complete enrollment of the first 20 patients in Cohort 1 of the CRESTONE study in mid-2022.
●	Ongoing target evaluation and continued execution of our strategy for future pipeline expansion.

First Quarter 2022 Financial Results

As of March 31, 2022, the Company had cash, cash equivalents and marketable securities totaling $132.1 million, compared to $146.3 million as of December 31, 2021.

Research and development expenses for the first quarter 2022 were $13.6 million, compared to $4.1 million for the first quarter 2021. The increase in R&D expense was primarily related to an increase in manufacturing, personnel costs and other expenses associated with the CRESTONE study.

General and administrative expenses for the first quarter 2022 were $3.8 million, compared to $1.0 million for the first quarter 2021. The increase in G&A expense was primarily related to personnel costs, professional services and other administrative costs.

Net loss for the first quarter 2022 was $17.3 million, compared to $5.1 million for the first quarter 2021.

Financial Outlook

Elevation Oncology expects its existing cash, cash equivalents and marketable securities as of March 31, 2022 will be sufficient to fund its current operations into the fourth quarter of 2023.

About Seribantumab and NRG1 Gene Fusions

Seribantumab is a fully human IgG2 monoclonal antibody that binds to human epidermal growth factor receptor 3 (HER3). HER3 is traditionally activated through binding of its primary ligand, neuregulin-1 (NRG1). The NRG1 gene fusion is a rare genomic alteration that combines NRG1 with another partner protein to create chimeric NRG1 "fusion proteins." The NRG1 fusion protein is often also able to activate the HER3 pathway, leading to unregulated cell growth and proliferation. Importantly, NRG1 gene fusions are predominantly mutually exclusive of other known genomic driver mutations and are considered a unique oncogenic driver event associated with tumor cell survival.

NRG1 fusions have been identified in a variety of solid tumors, including lung, pancreatic, gallbladder, breast, ovarian, colorectal, neuroendocrine, cholangiocarcinomas, and sarcomas. In preclinical experiments, seribantumab prevented the activation of HER3 signaling in cells that harbor an NRG1 gene fusion and destabilized the entire ERBB family signaling pathway, including the activation of HER2, EGFR, and HER4. In addition to extensive nonclinical characterization and testing, seribantumab has been administered to more than 800 patients across twelve Phase 1 and 2 studies, both as a monotherapy and in combination with various anti-cancer therapies. Seribantumab is currently being evaluated in the Phase 2 CRESTONE study for patients with solid tumors of any origin that have an NRG1 fusion.

About the Phase 2 CRESTONE Study

Clinical Study of Response to Seribantumab in Tumors with Neuregulin-1 (NRG1) Fusions (CRESTONE) is a Phase 2 tumor-agnostic "basket trial" evaluating the safety and efficacy of seribantumab in patients with solid tumors that harbor an NRG1 fusion and have progressed after at least one prior line of standard therapy. The primary objective of the study is to describe the anti-tumor activity and safety of seribantumab as a monotherapy specifically in patients whose solid tumor is uniquely driven by an NRG1 gene fusion. CRESTONE offers a clinical trial opportunity for patients with advanced solid tumors who have not responded or are no longer responding to treatment. Patients are encouraged to talk to their doctor about genomic testing of their tumor. CRESTONE is open and enrolling patients in the United States, Australia, and Canada. For more information visit www.NRG1fusion.com.

About Elevation Oncology, Inc.

Elevation Oncology is founded on the belief that every patient living with cancer deserves to know what is driving the growth of their disease and have access to therapeutics that can stop it. We aim to make genomic tests actionable by selectively developing drugs to inhibit the specific alterations that have been identified as drivers of tumor growth. Together with our peers, we work towards a future in which each tumor's unique genomic test result can be matched with a purpose-built precision medicine to enable an individualized treatment plan for each patient. Our lead candidate, seribantumab, is intended to inhibit tumor growth driven by NRG1 fusions and is currently being evaluated in the Phase 2

CRESTONE study for patients with solid tumors of any origin that have an NRG1 gene fusion. Details on CRESTONE are available at www.NRG1fusion.com. For more information, visit www.ElevationOncology.com.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated preclinical and clinical development activities, expected timing of announcements of clinical results, potential benefits of seribantumab and the company's other future product candidates, potential opportunities to expand the company’s product candidate pipeline, potential market opportunities for seribantumab and the company's other future product candidates, the ability of seribantumab and the company's other future product candidates to treat their targeted indications, and our expectations about our cash runway. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These forward-looking statements may be accompanied by such words as "aim," "anticipate," "believe," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "might," "plan," "potential," "possible," "will," "would," and other words and terms of similar meaning.  Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the company's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company's ability to advance its product candidates, the timing and results of preclinical studies and clinical trials, approvals and commercialization of product candidates, the receipt and timing of potential regulatory designations, the impact of the COVID-19 pandemic on the Company's business, the Company's ability to fund development activities and achieve development goals, the Company's ability to protect intellectual property, the Company's ability to establish and maintain collaborations with third parties and other risks and uncertainties described under the heading "Risk Factors" in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Elevation Oncology Investor and Media Contact

Candice Masse, 978-879-7273

Senior Director, Corporate Communications & Investor Relations

cmasse@elevationoncology.com

Selected Financial Information

(In thousands, except share and per share data)

(unaudited)

	Three months ended March 31,
	2022	2021
Operating expenses:
Research and development	$13,575	$4,134
General and administrative	3,793	952
Total operating expenses	17,368	5,086
Loss from operations	(17,368)	(5,086)
Other income (expense), net	93	(5)
Net loss	$(17,275)	$(5,091)
Net loss per share, basic and diluted	$(0.74)	$(6.36)
Weighted average common shares outstanding, basic and diluted	23,216,206	800,679

Comprehensive loss:
Net loss	$(17,275)	$(5,091)
Other comprehensive loss:	—	—
Unrealized loss on marketable securities	(204)	—
Total other comprehensive loss	$(204)	$—
Total comprehensive loss	$(17,479)	$(5,091)

Selected Financial Information

(In thousands, except share and per share data)

(unaudited)

	March 31,	December 31,
Selected Balance Sheet items:	2022	2021
Cash, cash equivalents and marketable securities	$ 132,062	$ 146,284

Prepaid expenses and other current assets	2,187	3,140

Working Capital[1]	115,864	140,635

Total Assets	134,308	149,494

Total Stockholders' Equity	123,866	140,697

1 We define working capital as current assets less current liabilities.